Exhibit 10.43.2

FIRST AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This First Amendment (the “Amendment”) to that certain Amended and Restated Employment Agreement made and entered into as of December 31, 2008 by and between Sprint Nextel Corporation and CHARLES R. WUNSCH (the “Agreement”) is entered into on this 12th day of December, 2012. Certain capitalized terms shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Company and the Executive desire to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Executive hereby amend the Agreement as follows:

1.	Effective as of November 6, 2012, Section 11(b) of the Agreement is replaced in its entirety by the following:

(b)     A “Competitor” is any entity doing business directly or indirectly (e.g., as an owner, investor, provider of capital or otherwise) in the United States including any territory of the United States (the “Territory”) that provides wireless products and/or services that are the same or similar to the wireless products and/or services that are currently being provided at the time of Executive's termination or that were provided by the Company Group during the two-year period prior to the Executive's separation from service with the Company Group.

In all other respects, the terms, conditions and provisions of the Agreement shall remain the same.

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by an officer pursuant to the authority of its Board, and the Executive has executed this Amendment, as of the date set forth above.

SPRINT NEXTEL CORPORATION            EXECUTIVE

/s/ Sandra J. Price                    /s/ Charles R. Wunsch
By: Sandra J. Price,                     CHARLES R. WUNSCH
Senior Vice President, Human Resources